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                                                                    Exhibit 99.1
[IASIS
HEALTHCARE
LOGO]

CONTACTS:
FOR IASIS HEALTHCARE (MEDIA CONTACT):              FOR TEXAS PACIFIC GROUP:             FOR JLL PARTNERS:
Tomi Galin                                         Owen Blicksilver                     Steven Lipin/Lekha Rao
Vice President, Corporate Communications           Owen Blicksilver PR, Inc.            212-333-3810
615-467-1255                                       516-742-5950

FOR IASIS HEALTHCARE (INVESTOR CONTACT):
W. Carl Whitmer
Chief Financial Officer
615-844-2747

                     INVESTORS LED BY TEXAS PACIFIC GROUP TO
                      ACQUIRE IASIS HEALTHCARE CORPORATION

FRANKLIN, Tennessee (May 5, 2004) -- IASIS Healthcare(R) Corporation today announced that it has entered into a definitive agreement with an investor group led by Texas Pacific Group (TPG), a private equity firm, under which TPG will acquire IASIS Healthcare in a transaction valued at approximately $1.4 billion. IASIS, which was formed by JLL Partners and other investors in 1999, owns and operates acute care hospitals and other healthcare facilities in high-growth urban and suburban markets. The transaction is subject to regulatory approvals, financing and other customary closing conditions and is expected to close by June 30, 2004.

In connection with the transaction, an affiliate of JLL Partners, management and certain other current investors in IASIS will make significant new investments in the Company as part of the TPG-led group.

"IASIS is an exceptionally well-run hospital company that has experienced consistent, strong growth while delivering high quality patient care," said Jonathan Coslet, partner, TPG. "The Company's facilities are well positioned in some of the nation's most attractive urban and suburban markets. We look forward to working with Chairman and Chief Executive Officer David White and his team in serving these communities and in continuing to build upon the strong foundation that is in place at IASIS."

"IASIS has experienced strong results since we formed the Company," said Jeffrey Lightcap, Senior Managing Director, JLL Partners. "We believe in the Company's continued success and, as a result, are making a significant new investment in IASIS and plan to remain an active stockholder."

IASIS Healthcare Chairman, President and Chief Executive Officer David White said, "We are proud of our accomplishments and the way we have established IASIS as a dynamic healthcare organization with proven strategies for delivering high quality care and solid operating results. We are excited by the opportunity to continue our success under TPG's stewardship and to improve our access to capital, which will enable us to continue investing in our existing hospitals and to selectively pursue acquisitions consistent with our long-term goals for growth. We are also pleased that JLL Partners continues to show its confidence in IASIS by remaining a significant investor in the Company."


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Lehman Brothers Inc. and Merrill Lynch & Co. are advising TPG in connection with the transaction. Goldman, Sachs & Co. and Banc of America Securities LLC are advising the Company.

In connection with the transaction, IASIS will commence a tender offer and consent solicitation relating to all of its 13% Senior Subordinated Notes due 2009 ($230 million principal amount) and 8 1/2% Senior Subordinated Notes due 2009 ($100 million principal amount). Details with respect to this tender offer and consent solicitation will be set forth in tender offer documents, which will be furnished shortly to holders of the Notes.

ABOUT TEXAS PACIFIC GROUP
Texas Pacific Group, founded in 1993 and based in Fort Worth, TX, San Francisco, CA, and London, is a private investment partnership managing over $13 billion in assets. TPG seeks to invest in world-class franchises across a range of industries, including significant investments in healthcare companies (Oxford Health Plans, Quintiles Transnational), leading retailers (Petco, J.Crew, Debenhams - UK), branded consumer franchises (Burger King, Del Monte, Ducati), technology companies (ON Semiconductor, MEMC, Seagate), and airlines (Continental, America West).

ABOUT JLL PARTNERS
Established in 1988, JLL Partners is a private equity firm focused on partnering with exceptional management teams to create equity value by improving and growing fundamentally good companies with strong business franchises. The firm has invested approximately $2 billion in 15 core portfolio companies, which in turn have made more than 50 strategic add-on acquisitions subsequent to JLL's investment.

ABOUT IASIS HEALTHCARE(R) CORPORATION
IASIS Healthcare(R) Corporation, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services to meet the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS Healthcare(R) owns or leases 15 acute care hospitals with a total of 2,257 beds in service, and has total annual revenues of approximately $1.2 billion. These hospitals are located in five regions: Salt Lake City, UT; Phoenix, AZ; Las Vegas, NV; Tampa-St. Petersburg, FL; and four cities in Texas, including San Antonio. IASIS Healthcare(R) also owns and operates a behavioral health center in Phoenix and has an ownership interest in three ambulatory surgery centers. In addition, the Company owns and operates a Medicaid managed health plan in Phoenix that serves over 92,000 members. For more information on IASIS Healthcare(R) Corporation, please visit the Company's website at www.iasishealthcare.com.

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by IASIS with the Securities and Exchange Commission. IASIS takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.


                                      -END-